Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Identiv, Inc.

Fremont, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2015, relating to the consolidated financial statements of Identiv, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

San Jose, California

June 3, 2016